Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Sherb & Co., LLP

     805 Third Avenue

  New York, New York 10022

    Tel: 212-838-5100

    Fax: 212-838-2676

     Email: info@sherbcpa.com

           Offices in New York and Florida

Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A of our report dated April 14, 2009, with respect to the audit of the financial statements of World Wide Relics, Inc. (a development stage company) as of December 31, 2008 and 2007 and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2008 and 2007 and for the period from January 18, 2005 (Inception) to December 31, 2008. We also consent to the reference of our firm under the heading “Experts” in this registration statement.

/s/ SHERB & CO., LLP

Sherb & Co., L.L.P.

Dated: August 10, 2009